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                                                                   Exhibit 10.25

                               ____________, 1995


TO:      _______________


         RE:     Change in Control Severance Payment


Dear _________:

         This letter has two primary purposes. The first is to evidence your receipt of $_________ (the "Estimated Payment") from Maxus. The second is to set forth your and Maxus' understanding and agreement with respect to such payment.

         1. The Estimated Payment represents an initial estimate of the lump sum "Severance Payment" you are due pursuant to paragraph 5(a)(i) of the Change in Control Agreement (the "Agreement") dated _____________ between you and Maxus.

         2. You have not designated the "Employee Benefits" (as defined in the Agreement) you want to receive pursuant to the Agreement. However, you acknowledge and agree that to the extent the receipt of any Employee Benefits constitutes "parachute payments" (as defined in Section 280G of the Internal Revenue Code of 1986, as amended ("Section 280G")) you will not be entitled to receive any such Employee Benefits that would cause the "present value" (as determined under Section 280G) of all parachute payments made to you by Maxus to exceed 299% of your "base amount" (as defined in Section 280G).

         3.      If and to the extent the Estimated Payment is

                 (a) less than the present value of the sum of your aggregate "Base Pay" and aggregate "Incentive Pay" calculated in the manner prescribed in paragraph 5(a)(i) (the "Gross Severance Amount") and

                 (b) the total of the Estimated Payment, the present value of any Employee Benefits you elect to receive that constitute parachute payments, and the present value of any other parachute payments you receive from Maxus also is less than 299% of your base amount,

                 Maxus agrees to pay you the difference between the Estimated Payment and the Gross Severance Amount, but in no event will such
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Severance Payment
_________, 1995
Page 2

                 payment exceed an amount that when added to all other parachute payments received by you would cause you to receive parachute payments in excess of 299% of your base amount.

         4. Nothing in this letter, the Agreement or any other agreement or understanding between you and Maxus is intended to and shall not be construed to obligate Maxus to pay you any parachute payment that when added to all other parachute payments received by you would cause you to receive parachute payments in excess of 299% of your base amount. In this connection,

                 (a) all parachute payments made by Maxus to you are subject to an automatic reduction if and to the extent they would cause you to receive total parachute payments in excess of 299% of your base amount, and

                 (b) you specifically agree to reimburse Maxus promptly if and to the extent it makes any payment to you which would cause you to receive total parachute payments in excess of 299% of your base amount.

         5. Nothing in this letter is intended to and shall not be construed to alter your obligation to reimburse Maxus for a portion of the Severance Payment to which you are otherwise entitled as set forth in that certain letter agreement dated ____________ if you terminate your employment with Maxus prior to ___________ without Maxus' prior consent.

         Please acknowledge receipt of the Estimated Payment and your agreement to the foregoing by signing and returning one copy of this letter.

                                           MAXUS ENERGY CORPORATION


                                           --------------------------

I ACKNOWLEDGE RECEIPT OF THE
ESTIMATED PAYMENT AND AGREE
TO THE TERMS OF THIS LETTER

---------------------------------
[Executive]
[Date]